Exhibit 99

Contact Info:         Mary Ellen Fitzpatrick (978) 656-5520
                                Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2006 Second Quarter
Financial Results and Quarterly Dividend

LOWELL, Mass—(BUSINESS WIRE)—Jul. 18, 2006—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced second quarter 2006 net income of $2.182 million compared to $1.981 million during the second quarter of 2005, an increase of 10%.  Diluted earnings per share were $0.28 for the quarter compared to $0.26 for second quarter 2005, an increase of 8%.  All prior period per share amounts have been adjusted to reflect the two-for-one stock split paid on June 30, 2006 in the form of a stock dividend.

Net income for the six months ended June 30, 2006 amounted to $4.238 million compared to $3.832 million for the same period in 2005, an increase of 11%.  Diluted earnings per share were $0.54 for the six months ended June 30, 2006 compared to $0.50 for the same period in 2005, an increase of 8%.

The company also announced a quarterly dividend of $0.07 to be paid on September 1, 2006 to shareholders of record as of August 11, 2006. Prior to 2006, dividends were paid once a year. On an annualized basis, year-to-date dividends represent a 17% increase over the prior year’s annual dividend.

The company’s net income growth continues to result primarily from strong net interest income performance, offset by increases in non-interest expense.  Net interest income for the six months ended June 30, 2006 amounted to $20.5 million compared to $18.0 million for the same period in 2005, an increase of 14%.  The primary driver of net interest income growth over the period was loan growth, which increased 17% since June 30, 2005.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.81% for the six months ended June 30, 2006 compared to 4.74% for the same period in 2005.

Non-interest expense amounted to $16.5 million for the six months ended June 30, 2006 compared to $14.6 million for the same period in 2005, an increase of 13%, and reflected the strategic and operational costs necessary to support the company’s continued growth.

The year-to-date results also included an increase in non-interest income consisting primarily of strong growth from investment advisory fees and other income, and were offset by a reduction in the net gains on the sales of investment securities.  Included in other income are $62 thousand of tax credit income and $82 thousand of bank-owned life insurance income that were not present in the prior year period.

Key Financial Highlights

•                  Total loans increased 17% and 5% since June 30 and December 31, 2005, respectively, amounting to $732.8 million at June 30, 2006.

•                  Total assets were $982.8 million at June 30, 2006 as compared to $898.6 million at June 30, 2005, an increase of 9%.

•                  Total deposits were $890.5 million at June 30, 2006, including $78.5 million in brokered CDs, an increase of 11% over June 30, 2005.  The company utilizes brokered CDs as a funding source and the amount outstanding was used to replace FHLB borrowings.

•                  Investment assets under management increased to $440.9 million at June 30, 2006 compared to $392.5 million at June 30, 2005, an increase of 12%.

•                  Total assets under management amounted to $1.446 billion at June 30, 2006 as compared to $1.324 billion at June 30, 2005, an increase of 9%.

George L. Duncan, Chairman and Chief Executive Officer of Enterprise Bancorp, Inc. summarized the 2006 results by stating, “We are very pleased to report net income growth of 11% and 10% for the year-to-date and quarter-to-date June 30 results.”

Duncan also commented, “The current interest rate and competitive environments continue to present a growth and earnings challenge for all financial service companies.  In this environment, we remain focused on executing our long-term business strategy of commercial loan growth, geographic expansion, and growth of non-bank revenue streams, delivered by a highly-skilled management team and a well-trained, service-orientated employee base.”

Duncan concluded, “Our commitment to our highly-valued customers and to the communities we serve is only matched by our commitment to our highly-valued employees.  To that point, we are extremely pleased to have been recently selected as the #1 Best Places to Work in Massachusetts by the Boston Business Journal (medium-sized company category).  Such a distinction is truly an important event in our seventeen-year history.”

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income
Three and six months ended June 30, 2006 and 2005
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005

Interest and dividend income:
Loans	$13,329	$9,707	$25,811	$18,544
Investment securities	1,482	1,826	3,048	3,646
Total short-term investments	67	111	160	172
Total interest and dividend income	14,878	11,644	29,019	22,362

Interest expense:
Deposits	3,984	1,907	7,299	3,579
Borrowed funds	190	106	631	191
Junior subordinated debentures	295	295	589	589
Total interest expense	4,469	2,308	8,519	4,359

Net interest income	10,409	9,336	20,500	18,003

Provision for loan losses	244	275	517	475
Net interest income after provision for loan losses	10,165	9,061	19,983	17,528

Non-interest income:
Investment advisory fees	635	583	1,264	1,090
Deposit service fees	412	407	827	807
Net gains/(losses) on sales of investment securities	(39)	5	(9)	205
Gains on sales of loans	34	65	78	97
Other income	534	451	1,089	846
Total non-interest income	1,576	1,511	3,249	3,045

Non-interest expense:
Salaries and employee benefits	5,007	4,472	10,129	8,798
Occupancy expenses	1,511	1,381	2,935	2,754
Audit, legal and other professional fees	389	389	818	765
Advertising and public relations	384	304	629	447
Supplies and postage	176	196	401	408
Trust professional and custodial expenses	116	118	234	233
Other operating expenses	659	592	1,306	1,171
Total non-interest expense	8,242	7,452	16,452	14,576

Income before income taxes	3,499	3,120	6,780	5,997
Income tax expense	1,317	1,139	2,542	2,165

Net income	$2,182	$1,981	$4,238	$3,832

Basic earnings per share	$0.29	$0.27	$0.56	$0.52

Diluted earnings per share	$0.28	$0.26	$.054	$0.50

Basic weighted average common shares outstanding	7,637,860	7,414,334	7,620,871	7,398,054

Diluted weighted average common shares outstanding	7,797,892	7,635,166	7,796,826	7,647,580

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2006	2005	2005

Assets
Cash and cash equivalents:
Cash and due from banks	$36,154	$32,950	$41,615
Short-term investments	32,638	5,431	32,840
Total cash and cash equivalents	68,792	38,381	74,455

Investment securities at fair value	145,507	156,521	179,313
Loans, less allowance for loan losses of $12,486 at June 30, 2006, $12,050 at December 31, 2005, and $11,392 at June 30, 2005	720,280	687,676	613,160
Premises and equipment	12,985	11,530	12,125
Accrued interest receivable	5,131	4,888	3,855
Deferred income taxes, net	6,937	6,200	5,051
Bank-owned life insurance(1)	13,829	3,877	1,912
Prepaid expenses and other assets	2,315	2,392	2,369
Income taxes receivable	811	748	—
Core deposit intangible, net of amortization	542	608	675
Goodwill	5,656	5,656	5,656

Total assets	$982,785	$918,477	$898,571

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$890,479	$775,387	$804,648
Borrowed funds	4,044	58,639	12,965
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	4,786	4,624	4,481
Income taxes payable	—	—	505
Accrued interest payable	1,842	1,172	874

Total liabilities	911,976	850,647	834,298

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—

Common stock $0.01 par value per share; 10,000,000 shares authorized; 7,685,030, 7,594,268 and 7,510,828 shares issued and outstanding at June 30, 2006, December 31, 2005 and June 30, 2005, respectively	77	76	75
Additional paid-in capital	25,128	24,253	23,765
Retained earnings	47,206	44,034	39,452
Accumulated other comprehensive (loss) / income	(1,602)	(533)	981

Total stockholders’ equity	70,809	67,830	64,273

Total liabilities and stockholders’ equity	$982,785	$918,477	$898,571

(1)             The June 30, 2005 balance represented insurance premiums receivable under split dollar arrangements, which were terminated on July 15, 2005 and ownership of the underlying policies was transferred to the bank along with the bank being designated as the beneficiary under each of the transferred policies.

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the	At or for the	At or for the
	six months	year	six months
	ended	ended	ended
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2006	2005	2005
Balance Sheet Items:
Total assets	$982,785	$918,477	$898,571
Loans serviced for others	22,608	22,938	32,956
Investment assets under management	440,861	424,953	392,473
Total assets under management	1,446,254	1,366,368	1,324,000

Book value per share	$9.21	$8.93	$8.56
Dividends per common share(1)	$0.14	$0.24	$0.24
Total capital to risk weighted assets	11.03%	11.12%	11.32%
Tier 1 capital to risk weighted assets	9.76%	9.85%	10.07%
Tier 1 capital to average assets	8.26%	8.04%	7.91%
Allowance for loan losses to total loans	1.70%	1.72%	1.82%
Non-performing loans to total loans	0.27%	0.21%	0.29%

Income Statement Items (annualized):
Return on average assets	0.92%	0.97%	0.92%
Return on average stockholders’ equity	12.31%	13.10%	12.32%
Net interest margin (tax equivalent)	4.81%	4.82%	4.74%

(1) In 2006, the company has paid two quarterly dividends of $0.07 each.  Prior to 2006, dividends were paid annually in June. The 2005 annual dividend of $0.24 is reflected in the June 30, 2005 and December 31, 2005 periods.